UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 4, 2011

GLOBAL PHARM HOLDINGS GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-152286	20-8767223
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

25/F New World Center, No. 6009 Yitian Road, Futian District, Shenzhen,
People’s Republic of China
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  86-755-83230226

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On July 4, 2011, Shandong Global Pharm Co., Ltd. (“Shandong Global Pharm”), a wholly owned subsidiary of Global Pharm Holdings Group, Inc. (“Global Pharm” or the “Company”), entered into a Merger and Acquisition Agreement (the “Acquisition Agreement”) with Han Lingzhi, Gu Quanhui (collectively, the “Sellers”) and Bozhou Xinghe Pharmaceutical Co., Ltd. (“Bozhou Xinghe”). Pursuant to the Acquisition Agreement, the Sellers agreed to sell their respective 62% and 38% equity interests in Bozhou Xinghe to the Company for consideration of RMB20 million in cash, to be paid in full within 15 days after the transfer of Bozhou Xinghe’s business license by the Sellers to Shandong Global Pharm.

Shandong Global Pharm and Bozhou Xinghe each made representations, warranties and covenants in the Acquistion Agreement, including, among others, covenants by Bozhou Xinghe not to effect early repayment of debts, create encumbrances on any of its assets or provide guarantees in favor of third parties, waive or cancel any debts owed to it, amend any of its contracts or agreements without prior consent by Shandong Global Pharm, cause or suffer any material changes in its management or employees that would have a material adverse effect on its operations and enter into any agreements relating to its operations of which the contractual amounts exceed RMB300,000 without prior consent by Shandong Global Pharm.

On July 5, 2011, Shandong Global Pharm entered into a supplemental agreement to the Acquisition Agreement (the “Supplemental Agreement”) with the Sellers and Bozhou Xinghe. Pursuant to the Supplemental Agreement, on July 1, 2011, Shandong Global Pharm obtained the management right and operating right of Bozhou Xinghe. Under the Supplemental Agreement, Shandong Global Pharm will only acquire the fixed assets, intangible assets (including land use right and Good Manufacturing Practice (“GMP”) certificate, etc.), bank borrowings and registered capital of Bozhou Xinghe as of July 1, 2011, while the Sellers will be entitled to Bozhou Xinghe’s bank deposits, accounts receivables, prepayments and other current assets, accounts payable, tax payable and other current liabilities, and intangible assets including customer relationships and sales network.

Further, pursuant to the Supplemental Agreement, Shandong Global Pharm will pay to the Sellers an additional amount of RMB10 million within nine months from July 1, 2011, as further compensation for the acquisition of Bozhou Xinghe. In the event that the Sellers are not able to settle all of Bozhu Xinghe’s current liabilities, excluding bank borrowings, as of July 4, 2011, within nine months from the date of completion of the acquisition, Shandong Global Pharm will offset the fair value amount of such unsettled liabilities from the additional RMB10 million paid to the Sellers.

References to, and descriptions of, the Acquisition Agreement and the Supplemental Agreement as set forth herein are not intended to be complete and are qualified in their entirety by reference to the Acquisition Agreement and the Supplemental Agreement, a copy of each to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011.

Item 2.01     Completion of Acquisition or Disposition of Assets

The information in Item 1.01 is incorporated herein by reference in its entirety into Item 2.01.

On July 5, 2011, the Company completed the acquisition (the “Acquisition”) contemplated by the Acquisition Agreement, dated as of July 4, 2011 and by the Supplemental Agreement, dated as of July 5, 2011, by and among Shandong Global Pharm, a wholly owned subsidiary of the Company, the Sellers and Bozhou Xinghe. Shandong Global Pharm acquired the 62% and 38% equity interests held by the Sellers in Bozhou Xinghe, respectively. Following completion of the Acquisition, Bozhou Xinghe became an indirect wholly owned subsidiary of the Company.

Item 8.01     Other Events

The Company, a China-based leading vertically integrated pharmaceutical company engaged in pharmaceutical-related products distribution and Traditional Chinese Medicine (“TCM”) herbs cultivation through its seven subsidiaries in Anhui, Jilin and Shandong provinces, today announced that, on July 5, 2011, it completed the acquisition of 100% equity interests of a TCM herbal pieces processing plant: Bozhou Xinghe. With the completion of this acquisition, Bozhou Xinghe becomes a wholly owned subsidiary of Shandong Global Pharm, a wholly owned subsidiary of the Company. Bozhou Xinghe is a Good Manufacturing Practice (GMP) certified, TCM herbal pieces processing manufacturer located in Bozhou City, the largest TCM herbs trading market in the world.

Attached hereto as Exhibit 99.1 is the Press Release announcing the acquisition of Bozhou Xinghe by the Company.

Item 9.01     Financial Statements and Exhibits

Exhibit 99.1 — Press Release dated July 8, 2011 announcing the acquisition of Bozhou Xinghe by the Company.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2011	Global Pharm Holdings Group, Inc.

	By:	/s/ An Fu
An Fu
Chief Financial Officer